EXHIBIT 10.11

MAF BANCORP, INC.

FORM OF ANNUAL INCENTIVE COMPENSATION AWARD AGREEMENT

UNDER THE MAF BANCORP, INC. INCENTIVE COMPENSATION PLAN

Type of Award:	Cash Bonus Award
Other Incentive Award

Name of Recipient	APPENDIX A

Amount of Cash Bonus Award Opportunity:	APPENDIX A

Effective Date of Cash Bonus Award:	[Date]

Performance Period Applicable to Cash Bonus Award:	[Dates]

Performance Criteria/Amount of Cash Bonus Award: [Date]	(a	)	The total value of the Cash Bonus Award is to be determined on [date].

	(b	)	The award will have no value unless all of the following safety and soundness criteria are met at the end of the performance period: (a) the ratio of non-performing assets to total assets is less than 1.5%; (b) the one-year cumulative interest sensitivity gap is within the range of plus or minus 15%; (c) the Bank’s tangible capital ratio is at least 5%; and (d) the Bank’s risk-based capital ratio is at least 10%.

	(c	)	Assuming the criteria in (b) above are met, the amount of the Cash Bonus Award for each recipient will be determined based on his or her classification in tiers specified on Appendix A, his or her Base Salary and MAF Bancorp’s actual annual financial performance relative to the annual financial performance goal set forth on Appendix A. Notwithstanding the foregoing, a management committee comprised of the Chief Executive Officer, President and Executive Vice President (“Management Committee”) will make an assessment of whether a recipient’s individual goals established for the year have been adequately achieved. In the event they have not been adequately achieved, the Management Committee will recommend to the Compensation Committee of the Board of Directors that a reduction be made of up to 50% of the cash bonus otherwise payable. The Compensation Committee will determine the final amount of such reduction and shall perform such assessment and make such determination with respect to the members of the Management Committee.

Award Payments:		To be made in cash within 30 days of the date in which the Committee certifies in writing the extent to which the applicable Performance Criteria were, in fact, achieved and the amounts to be paid or delivered hereunder as a result thereof.

Effect of Termination of Employment because of:

(a)	Death, Disability or Retirement:	The recipient will be entitled to a pro rata payment (at the same time active participants receive their Cash Bonus Award payments) based on the number of full months of employment during such Performance Period relative to the total months in the original Performance Period (normally 12 months).

(b)	Cause:	The recipient will forfeit all rights relative to the Cash Bonus Award.

(c)	Change in Control:	The Performance Period shall be deemed to have ended as of the end of the latest calendar month preceding the closing of any change in control transaction. The award shall then be reduced based on the ratio of the number of months completed in the performance period to 12 months. The diluted EPS goal will also be reduced based on the ratio of the number of months completed in the performance period to 12 months. Expenses relating to the change-in-control transaction shall be ignored in determining actual EPS results.

(d)	other reasons:	The recipient will forfeit all rights relative to the Cash Bonus Award.

Other Incentive Awards:		The recipient will be eligible to receive an Other Incentive Award, payable in cash. The amount of the Other Incentive Award will be equal to up to one-half of the Cash Bonus Award that would be due to a recipient at the “Threshold” level of performance, as shown on Appendix A based on the assessment of the level to which the recipient’s individual goals have been adequately achieved. Such assessment shall be made as provided above with respect to the Cash Bonus Award. Notwithstanding the foregoing, no Other Incentive Award will be paid to a recipient to whom a Cash Bonus Award payment is made.

Definitions.

(a)	“Affiliate” means the Company and any other direct or indirect subsidiary of the Company.

(b)	“Base Salary” means the Employee’s annual base salary as in effect on the 1st day of March in the Performance Period.

(c)	“Change in Control” shall have the meaning set forth in the MAF Incentive Compensation Plan.

(d)	“Resignation” means Employee’s relinquishment of service as an employee with the Company and all Affiliates.

(e)	“Retirement” means any Resignation or Termination of employment with the Company and all Affiliates, other than due to death or Termination for Cause, (i) on or after the Employee’s normal retirement date or early retirement date as from time to time set forth under any tax-qualified plan of the Company or any Affiliate which covers the Employee.

(f)	“Termination” means a termination of the employment of Employee by the Company and all of its Affiliates for any reason, other than Resignation or a Termination For Cause, including, but not limited to, permanent disability (as determined by the Committee in accordance with the Code after receipt of medical advice) or death.

(g)	“Termination For Cause” means a termination of the employment of Employee by the Company or any Affiliate due to:

(i) The commission by Employee, as reasonably determined by the Committee, of any theft, embezzlement or felony against, or in a matter related to, the Company or any Affiliates;

(ii) The commission of an unlawful or criminal act by Employee resulting in material injury to the business or property of the Company or Affiliates or of an act generally considered to involve moral turpitude, all as reasonably determined by the Committee;

(iii) The commission of an intentional act by Employee in the performance of Employee’s duties as an employee of the Company or any Affiliate amounting to gross negligence or misconduct or resulting in material injury to the business or property of the Company or Affiliates, all as reasonably determined by the Committee;

(iv) Gross misconduct in, or the continued and willful refusal by the Optionee after written notice by the Company to make himself available for, the performance of the Optionee’s duties for the Company or a subsidiary; or

(v) Suspension due to the direction of any authorized bank regulatory agency that the Optionee be relieved of his duties and responsibilities to the Company or a subsidiary.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the          day of                     , 20    .

MAF BANCORP, INC.

By:
Its:

EMPLOYEE

Printed Name:

APPENDIX A

	THRESHOLD PERFORMANCE	TARGET PERFORMANCE	SUPERIOR PERFORMANCE
FINANCIAL PERFORMANCE GOAL FOR [YEAR]

	THRESHOLD	TARGET	SUPERIOR
AWARD OPPORTUNITIES (Percentage of Base Salary)

TIER I
[Names]	%	%	%

TIER II
[Names]	%	%	%

TIER III
[Names]	%	%	%

Note: Awards %’s are to be interpolated for diluted EPS results between Threshold and Target, and between Target and Superior.